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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                            UNISPHERE NETWORKS, INC.,


                           PITCHER ACQUISITION CORP.,


                                       AND


                                 BROADSOFT, INC.


                          Dated as of October 20, 2000

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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I THE MERGER...........................................................1
   1.1 The Merger..............................................................1
   1.2 The Closing.............................................................1
   1.3 Actions at the Closing..................................................1
   1.4 Additional Action.......................................................2
   1.5 Conversion of Shares....................................................2
   1.6 Dissenting Shares.......................................................5
   1.7 Exchange of Shares......................................................5
   1.8 Fractional Shares.......................................................7
   1.9 Options and Warrants....................................................7
   1.10 Escrow.................................................................9
   1.11 Certificate of Incorporation and By-laws...............................9
   1.12 No Further Rights.....................................................10
   1.13 Closing of Transfer Books.............................................10
   1.14 Tax Consequences......................................................10
   1.15 Accounting Treatment..................................................10
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................10
   2.1 Organization, Qualification and Corporate Power........................10
   2.2 Capitalization.........................................................11
   2.3 Authorization of Transaction...........................................12
   2.4 Noncontravention.......................................................12
   2.5 Subsidiaries...........................................................13
   2.6 Financial Statements...................................................13
   2.7 Absence of Certain Changes.............................................13
   2.8 Undisclosed Liabilities................................................13
   2.9 Tax Matters............................................................14
   2.10 Assets................................................................15
   2.11 Owned Real Property...................................................15
   2.12 Real Property Leases..................................................15
   2.13 Intellectual Property.................................................16
   2.14 Contracts.............................................................18
   2.15 Powers of Attorney....................................................20
   2.16 Insurance.............................................................20
   2.17 Litigation............................................................20
   2.18 Warranties............................................................20
   2.19 Employees.............................................................20
   2.20 Employee Benefits.....................................................21
   2.21 Environmental Matters.................................................23
   2.22 Legal Compliance......................................................25
   2.23 Customers and Suppliers...............................................25
   2.24 Permits...............................................................25

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   2.25 Certain Business Relationships With Affiliates........................25
   2.26 Brokers' Fees.........................................................25
   2.27 Books and Records.....................................................26
   2.28 Disclosure............................................................26
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
THE TRANSITORY SUBSIDIARY.....................................................26
   3.1 Organization, Qualification and Corporate Power........................26
   3.2 Capitalization.........................................................26
   3.3 Authorization of Transaction...........................................27
   3.4 Noncontravention.......................................................27
   3.5 Reports and Financial Statements.......................................27
   3.6 Absence of Material Adverse Change.....................................28
   3.7 Litigation.............................................................28
   3.8 Interim Operations of the Transitory Subsidiary........................29
   3.9 Brokers' Fees..........................................................29
   3.10 Disclosure............................................................29
   3.11 Other Transactions....................................................29
ARTICLE IV COVENANTS..........................................................29
   4.1 Closing Efforts........................................................29
   4.2 Governmental and Third-Party Notices and Consents......................29
   4.3 Special Meeting, Prospectus/Proxy Statement and Registration Statement.30
   4.4 Operation of Business..................................................31
   4.5 Access to Information..................................................34
   4.6 Notice of Breaches.....................................................35
   4.7 Exclusivity............................................................35
   4.8 Expenses...............................................................35
   4.9 Agreements from Certain Affiliates of the Company......................36
   4.10 Listing of Merger Shares..............................................36
   4.11 Loan..................................................................36
   4.12 Directors and Officers Insurance......................................36
   4.13 Employee Benefit and Related Matters..................................37
   4.14 Certain Tax Matters...................................................37
ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER................................38
   5.1 Conditions to Each Party's Obligations.................................38
   5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary...39
   5.3 Conditions to Obligations of the Company...............................41
ARTICLE VI INDEMNIFICATION....................................................42
   6.1 Indemnification by the Company Stockholders............................42
   6.2 Indemnification by the Buyer...........................................43
   6.3 Indemnification Claims.................................................43
   6.4 Survival of Representations and Warranties.............................46
   6.5 Limitations............................................................47
ARTICLE VII TERMINATION.......................................................48
   7.1 Termination of Agreement...............................................48

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   7.2 Effect of Termination..................................................49
ARTICLE VIII DEFINITIONS......................................................49
ARTICLE IX MISCELLANEOUS......................................................52
   9.1 Press Releases and Announcements.......................................52
   9.2 No Third Party Beneficiaries...........................................52
   9.3 Entire Agreement.......................................................52
   9.4 Succession and Assignment..............................................52
   9.5 Counterparts and Facsimile Signature...................................54
   9.6 Headings...............................................................54
   9.7 Notices................................................................54
   9.8 Governing Law..........................................................55
   9.9 Amendments and Waivers.................................................55
   9.10 Severability..........................................................55
   9.11 Submission to Jurisdiction............................................55
   9.12 Construction..........................................................56


Exhibit A     -   Escrow Agreement
Exhibit B     -   Stockholder Voting Agreement
Exhibit C     -   Affiliate Agreement
Exhibit D     -   Loan and Security Agreement
Exhibit E     -   Opinion of Counsel to the Company
Exhibit F     -   Noncompetition and Nonsolicitation Agreement
Exhibit G-1   -   Lock-Up Agreement (Employee)
Exhibit G-2   -   Lock-Up Agreement (Non-Employee)
Exhibit H     -   Opinion of Counsel to the Buyer and the Transitory Subsidiary
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                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of October 20, 2000 by and among Unisphere Networks, Inc., a Delaware corporation (the "Buyer"), Pitcher Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and BroadSoft, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive common stock of the Buyer in exchange for their capital stock of the Company. It is intended that the merger would qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The parties further intend for the merger to be accounted for, for financial accounting purposes, as a purchase transaction.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                   THE MERGER

     1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Reston, Virginia, commencing at 9:00 a.m. local time on such mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date").

     1.3  ACTIONS AT THE CLOSING. At the Closing:

          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

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          (b)  the Buyer and the Transitory Subsidiary shall deliver to the
Company the various certificates, instruments and documents referred to in
Section 5.3;

          (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

          (d) the Buyer shall deliver certificates for the Initial Shares (as defined below) to a bank trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7; and

          (e) the Buyer, Michael Tessler and Robert Goodman (the "Indemnification Representatives") and an independent escrow agent mutually agreeable to the parties (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as EXHIBIT A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.10.

     1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each share of common stock, $.01 par value per share, of the Company ("Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Common Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) (i) such number of shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Common Conversion Ratio (as defined below) plus (ii) any Additional Shares pursuant to Section 1.5(d) below.

          (b) The "Common Conversion Ratio" shall be the result obtained by dividing (i) 4,960,000 by (ii) the sum of (A) number of outstanding Common Shares immediately prior to the Effective Time (the "Actual Closing Shares") (after giving effect to the exercise of all Warrants (as defined below) outstanding immediately prior to the Effective Time and the conversion of all shares of Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Shares") into Common Shares (as contemplated by Section 5.2(m)), and (B) the number of Common Shares issuable upon the exercise of all Options (as defined below) outstanding immediately prior to the Effective Time, other than any Options issued as contemplated by Section 4.4(a) (such sum being referred to as the "Fully-Diluted Closing Shares").

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          (c)  Of the shares of Buyer Common Stock into which the Common Shares were converted pursuant to this Section 1.5, 496,000 shares of Buyer Common Stock (the "Escrow Shares") shall be deposited into escrow pursuant to Section
1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. Stockholders of record of the Company immediately prior to the Effective Time ("Company Stockholders") shall be entitled to receive initially in the aggregate the number of shares of Buyer Common Stock into which their Common Shares were converted pursuant to this Section 1.5 (and cash in lieu of any fractional share of Buyer Common Stock, provided that such cash shall be paid following the end of the Measurement Period, as contemplated in Section 1.8 below), less the number of Escrow Shares (the "Initial Shares"). The Initial Shares shall be allocated among the Company Stockholders pro rata in accordance with the number of Common Shares held by each, with any fractions being rounded down to the nearest whole number. The Initial Shares and the Escrow Shares are referred to as the "Total Closing Shares."

          (d) Promptly following the expiration of the Measurement Period (as defined below) (but in any event within 15 days thereafter), the Buyer shall issue, without deduction, reduction or setoff, that number of additional shares of Buyer Common Stock (the "Additional Shares"), if any, equal to the Total Merger Shares (as defined below) less the Total Closing Shares. Of such Additional Shares, that number of shares equal to the product of (i) the Total Merger Consideration (as defined below) less 4,960,000 shares, multiplied by
(ii) 10%, shall be considered Escrow Shares and deposited into escrow pursuant to Section 1.10. The Company Stockholders shall be entitled to receive initially the number of Additional Shares not deposited into escrow pursuant to the preceding sentence, which shall be allocated among the Company Stockholders pro rata in accordance with the number of Initial Shares received by each in respect of its Common Shares, with any fractions being rounded down to the nearest whole number and cash being paid in lieu of any fractional share following the end of the Measurement Period as contemplated by Section 1.8 below. The Initial Shares, the Additional Shares and the Escrow Shares are referred to as the "Merger Shares."

          (e)  The number of "Total Merger Shares" shall equal the product of
(A) the Total Merger Consideration multiplied by (B) a fraction, the numerator of which is the number of Actual Closing Shares and the denominator of which is the number of Fully-Diluted Closing Shares. The "Total Merger Consideration" shall be calculated as follows:

               (i) if the Buyer Average Stock Price is less than or equal to Threshold A, then the Total Merger Consideration shall be 6,710,000 shares of Buyer Common Stock;

               (ii) if the Buyer Average Stock Price is greater than Threshold A and less than Threshold B, then the Total Merger Consideration shall be the number of shares of Buyer Common Stock equal to the quotient of (x) Threshold B multiplied by 5,460,000, (y) divided by the Buyer Average Stock Price;

               (iii) if the Buyer Average Stock Price is equal to or greater than Threshold B and less than or equal to Threshold C, then the Total Merger Consideration shall be 5,460,000 shares of Buyer Common Stock;

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               (iv)    if the Buyer Average Stock Price is greater than
Threshold C and less than Threshold D, then the Total Merger Consideration shall be the number of shares of Buyer Common Stock equal to the quotient of (x) Threshold C multiplied by 5,460,000, (y) divided by the Buyer Average Stock Price; and

               (v) if the Buyer Average Stock Price is equal to or greater than Threshold D, then the Total Merger Consideration shall be 4,960,000 shares of Buyer Common Stock; where

               (vi) "Threshold A" shall mean the quotient of (A) Threshold B multiplied by 5,460,000, (B) divided by 6,710,000. "Threshold B" shall mean a fraction, the numerator of which is $10,000,000,000 plus the amount of the Gross IPO Proceeds (as defined below), and the denominator of which is the number of Post-IPO Shares. "Threshold "C" shall mean a fraction, the numerator of which is $14,000,000,000 plus the amount of the Gross IPO Proceeds, and the denominator of which is the number of Post-IPO Shares. "Threshold D" shall mean the quotient of (A) Threshold C multiplied by 5,460,000, (B) divided by 4,960,000. "Gross IPO Proceeds" shall mean the price per share to the public, as set forth on the cover of the final prospectus for the IPO (as defined below), multiplied by the number of shares sold to the public in the IPO, after giving effect to the exercise by the underwriters of their over-allotment option, if applicable. "Post-IPO Shares" means the number of shares of Buyer Common Stock outstanding immediately after the closing of the IPO, plus the number of shares of Buyer Common Stock issuable upon the exercise of options and warrants to purchase Buyer Common Stock then outstanding, plus the number of shares issued upon the exercise of the underwriters' over-allotment option, if applicable. "IPO" shall mean the first public underwritten offering of equity securities made by the Buyer pursuant to an effective registration statement on Form S-1 under the Securities Act (as defined below). The "Buyer Average Stock Price" shall be equal to the average of the last reported sale price per share for the Buyer Common Stock on the Nasdaq National Market for the 20 consecutive trading days (the "Measurement Period") beginning with the first complete trading day following the later to occur of (x) the public announcement of Buyer's quarterly financial results for the Buyer's first fiscal quarter ending after the IPO and
(y) the 30th day following the Closing Date.

          (f) Each Company Share (as defined below) held in the Company's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

          (g) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

          (h) In the event of any change in Buyer Common Stock between the date of this Agreement and the later of the date 10 days following the Measurement Period or the date all Additional Shares are issued pursuant to Section 1.5(d) by reason of stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the

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like, the number and class of shares of Buyer Common Stock to be issued and delivered in the Merger as provided in this Agreement shall be appropriately adjusted.

     1.6  DISSENTING SHARES.

          (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

          (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law; provided that, prior to the Closing, the Company shall have the opportunity to participate in all such negotiations and proceedings. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands, unless required to do so by a court of competent jurisdiction. Prior to the Closing, the Buyer shall consult with the Company prior to entering into any agreement to settle any such demands.

     1.7  EXCHANGE OF SHARES.

          (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Initial Shares and the Additional Shares of certificates that, immediately prior to the Effective Time, represented Common Shares converted into Merger Shares pursuant to Section 1.5 (including any Common Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, stock certificates (issued in the name of the Company Stockholders) representing the Initial Shares, as described in Section 1.5. As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a

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notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares issuable pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Shares issuable pursuant to Section 1.5. Following determination of the Total Merger Consideration, the Buyer shall deliver to the Exchange Agent stock certificates representing the Additional Shares and each holder of a Certificate, upon proper surrender thereto, shall be entitled to receive the Additional Shares issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Shares or Additional Shares, if any, issuable pursuant to Section 1.5 (and cash in lieu of any fractional share of Buyer Common Stock, provided that such cash shall be paid following the end of the Measurement Period, as contemplated in
Section 1.8 below). Holders of Certificates shall not be entitled to receive certificates for the Initial Shares or Additional Shares, if any, to which they would otherwise be entitled until such Certificates are properly surrendered.

          (b) If any Initial Shares or Additional Shares, if any, are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Shares or Additional Shares, if any, that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Common Shares for any Initial Shares or Additional Shares, if any, issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer an appropriate affidavit and/or a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Initial Shares or Additional Shares, if any, until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose

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name the certificates representing such Initial Shares or Additional Shares, if any, are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

          (e) Certificates representing the Merger Shares may be legended to reflect the lock-up agreements contemplated by Section 5.2(j).

     1.8 FRACTIONAL SHARES. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares or Additional Shares, if any, that would have otherwise been issued to such former Company Stockholders. In lieu of such fractional shares, promptly following the Measurement Period (but in any event within 10 days thereafter), any holder of Company Shares who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock issuable to such holder) shall (provided that such holder shall have surrendered its Certificate(s)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Buyer Average Stock Price.

     1.9  OPTIONS AND WARRANTS.

          (a) As of the Effective Time, all options to purchase Common Shares issued by the Company pursuant to its stock option plans or otherwise ("Options"), whether vested or unvested, and the Company's stock option plan(s) under which Options have been granted shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire Buyer Common Stock on the same terms and conditions as were applicable under such Option at the Effective Time, subject to the adjustments contemplated by this Section 1.9(a). For all assumed Options, other than any Options issued as contemplated by Section 4.4(a) (referred to as the "Permitted Options"), each Option shall become an option to acquire a number of shares of Buyer Common Stock equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option, other than Permitted Options, shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Conversion Ratio (with any fraction resulting from such division to be rounded up to the nearest whole cent). The number of shares purchasable under, and the exercise price of, each assumed Permitted Option shall not be adjusted in connection with the Merger and shall remain the same after the Effective Time. Following the Measurement Period, with respect to any Options assumed by Buyer pursuant to this Section 1.9(a) and still unexercised, other than Permitted Options, the holder of such assumed Option shall receive additional options, on the same terms and conditions and at the same exercise price per share in effect immediately prior to such

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issuance, to purchase a number of shares of Buyer Common Stock equal to the difference between (i) the number of shares of Buyer Common Stock subject to such assumed Option immediately prior thereto multiplied by a fraction, (A) the numerator of which is the Total Merger Consideration and (B) the denominator of which is 4,960,000 (with any fraction resulting from such multiplication to be rounded down to the nearest whole number), and (ii) the number of shares of Buyer Common Stock subject to such assumed Option immediately prior thereto. The exercise price in effect immediately prior to such adjustment shall not be adjusted. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged. In the event the Buyer receives a request to exercise any Option assumed by it following the Effective Time and prior to the expiration of the Measurement Period, Buyer shall notify the optionholder of the consequence of such exercise with respect to potential additional options contemplated by this Section 1.9(a).

          (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth the number of shares of Buyer Common Stock subject to such assumed Option, the exercise price per share, and such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice). The Buyer or the Surviving Corporation shall deliver to the holders of Options an appropriate notice after the expiration of the Measurement Period, describing any additional options issued pursuant to this Section 1.9.

          (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.9. Within 10 days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and within 10 days after the expiration of the Measurement Period, Buyer shall amend such Registration Statement on Form S-8, if necessary, to take into account any additional options issued with respect to the Options pursuant to this Section
1.9. Buyer shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

          (d) The Company shall cause the termination, as of the Effective Time, of the Second Amended and Restated Replacement Warrant to Purchase Stock, dated November 4, 1999, by the Company in favor of Silicon Valley Bank and the Warrant Agreement by and between the Company and Comdisco, Inc. dated as of June 5, 2000 (the "Warrants") to the extent that either Warrant remains unexercised as of the Effective Time.

          (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment (in the case of Options) or termination (in the case of Warrants) of such Option or Warrant pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

          (f) Section 2.2 of the Disclosure Schedule sets forth (i) all Common Shares, Series A Preferred Shares (as defined below) and Series B Preferred Shares (collectively, the "Company Shares") outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other conditions under any applicable restricted stock purchase agreement or other agreement with the Company (the "Restricted Shares") and (ii) all elections made under Section 83(b) of the Code with respect thereto. Any shares of Buyer Common Stock (including Additional Shares) issued in exchange for the Restricted Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (provided, however, that the vesting schedule of such shares shall accelerate in accordance with the terms of the applicable restricted stock purchase or other agreement upon the Effective Time, and further provided that the repurchase price in effect immediately prior to the Effective Time, if any, shall be appropriately adjusted by dividing it by the Common Conversion Ratio, and further provided that after expiration of the Measurement Period, such repurchase price shall not be further adjusted to reflect the issuance of any Additional Shares), and the certificates representing such shares of Buyer Common Stock shall accordingly be marked with appropriate legends.

     1.10 ESCROW.

          (a) On the Closing Date and following the determination of the Total Merger Consideration (if applicable), the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

          (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.

     1.11 CERTIFICATE OF INCORPORATION AND BY-LAWS.

          (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator shall be deleted.

          (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.12 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.13 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares and, if applicable, Additional Shares in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

     1.14 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.15 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be accounted for as a purchase.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II; provided, however, that the Company may insert appropriate cross-references in a paragraph of the Disclosure Schedule to another paragraph of the Disclosure Schedule, and such other paragraph in this
Article II shall be deemed to be so qualified as well. For purposes of this
Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of those employees and directors identified in the introduction to the Disclosure Schedule.

     2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The

Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), operations or results of operations of the Company.

     2.2 CAPITALIZATION. The authorized capital stock of the Company consists of (a) 50,000,000 Common Shares, of which, as of the date of this Agreement, 30,345,826 shares were issued and outstanding and 30,000 shares were held in the treasury of the Company and (b) 13,015,004 shares of preferred stock, of which
(i) 9,000,000 shares have been designated as Series A Preferred Stock, $.01 par value per share (the "Series A Preferred Shares"), of which, as of the date of this Agreement, 9,000,000 shares were issued and outstanding and (ii) 4,015,004 shares have been designated as Series B Shares, of which, as of the date of this Agreement, 3,850,000 shares were issued and outstanding, 66,000 shares were reserved for issuance upon exercise of outstanding Warrants and 99,000 were reserved for possible issuance upon exercise of Warrants that may be required to be issued upon the occurrence of certain events described in Section 2.2 of the Disclosure Schedule. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all outstanding Options and Warrants, indicating
(A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. As of the date of this Agreement, other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule and, with respect to redemption rights, other than pursuant to the Company Charter, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, and except for the Company's Second Amended and Restated Stockholders' Agreement, dated May 23, 2000 (the "Stockholders Agreement"), and the Company's Amended and Restated Registration Rights Agreement, dated April 25, 2000 (the "Registration Rights Agreement"), there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Common Shares (including the Series B Preferred Shares, voting on an as-converted basis, voting together with the Common Shares as a single class) and a majority of the Company's Series A Preferred Shares and Series B Preferred Shares, voting as a single class (with each Series A Preferred Share having one vote and each Series B Preferred Share having that number of votes as is equal to the number of Common Shares into which it is then convertible) (collectively, the "Requisite Stockholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), if any, obtaining the Requisite Stockholder Approval and filing of the Certificate of Merger as required by the Delaware General Corporation Law, except as set forth on Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets subject, in the cases of Section 2.4(c) and
(e), to any conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, consents, notices, waivers or violations which, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, landlord's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company and (iv) liens for current Taxes not yet due and payable; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

     2.5 SUBSIDIARIES. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

     2.6 FINANCIAL STATEMENTS. The Company has provided to the Buyer (a) the audited consolidated balance sheets and statements of operations and cash flows of the Company as of and for the period from inception through December 31, 1999 and the year ended December 31, 1999 and the audited statement of changes in stockholders' equity for the year ended December 31, 1999; and (b) the unaudited consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows as of and for the eight months ended as of August 31, 2000 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

     2.7  ABSENCE OF CERTAIN CHANGES. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as set forth on Section 2.7 of the Disclosure Schedule, neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

     2.8 UNDISCLOSED LIABILITIES. Except as set forth on Section 2.8 of the Disclosure Schedule, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) of the type required to be reflected in a balance sheet prepared in accordance with GAAP, except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the "Most Recent Balance Sheet"), and (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period.

     2.9  TAX MATTERS.

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

               (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects, and the Company has paid on a timely basis all Taxes whether or not shown on such Tax Returns to be due and payable. The Company is not nor has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since its inception. None of the federal income Tax Returns of the Company have been audited by the Internal Revenue Service. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods from and after the Company's inception. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (d) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) except as set forth in Section 2.9(d) of the Disclosure Schedule, has not made any payments, is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) does not have any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or
(v) is not or has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (e) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

          (f) Except as set forth in Section 2.9(f) of the Disclosure Schedule, no state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

     2.10 ASSETS. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Such tangible assets, taken in the aggregate, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used. Except as set forth in Section 2.10 of the Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.11 OWNED REAL PROPERTY. The Company does not own any real property.

     2.12 REAL PROPERTY LEASES. Section 2.12 of the Disclosure Schedule lists, as of the date of this Agreement, all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule, except as set forth in Section 2.12 of the Disclosure Schedule:

          (a) the lease or sublease is legal, valid, binding, in full force and effect and is enforceable by the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and rules of law governing injunctive relief and other equitable remedies;

          (b) subject to the giving of notices and receipt of consents set forth on Section 2.4 of the Disclosure Schedule, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, unless the lease or sublease would, by its express terms, expire prior to the Closing;

          (c) the Company is not, nor to the knowledge of the Company, is any other party, in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease; and

          (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

     2.13 INTELLECTUAL PROPERTY.

          (a) Except as set forth in Section 2.13(a) of the Disclosure Schedule, the Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken the measures to protect the proprietary nature of each item of Company Intellectual Property as are specified in Section
2.13 of the Disclosure Schedule. To the knowledge of the Company, other than with respect to commercially available, off-the-shelf software embedded in or otherwise part of the Internal Systems, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a) of the

Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary, and the measures taken by the Company to protect the proprietary nature of each item of Company Intellectual Property.

          (b) Except as set forth in Section 2.13(b) of the Disclosure Schedule, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

          (c) Section 2.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) (written or oral) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

          (d) Section 2.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

          (e) The Company has not disclosed the source code for any of the software owned by the Company (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, and has not entered into any escrow arrangement with respect to the Software, each except pursuant to the agreements listed in Section 2.13(e) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

          (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

          (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

          (h) All of the Customer Deliverables currently being marketed, distributed or licensed by the Company or which were marketed, distributed or licensed by the Company since its inception, and all Internal Systems, are Year 2000 Compliant. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers.

          (i) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

               (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

               (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

               (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000,
(y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry.

     2.14 CONTRACTS.

          (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than 12 months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (iii) any agreement establishing a partnership or joint venture, or any business arrangement for the distribution or development of products;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement concerning confidentiality or noncompetition, excluding the Company's standard form of Nondisclosure and Noncompete Agreement entered into with each employee and consultant of the Company and provided to the Buyer pursuant to Section 2.19 hereof;

               (vi) any employment or consulting agreement, excluding the Company's standard form of Nondisclosure and Noncompete Agreement entered into with each employee and consultant of the Company and provided to the Buyer pursuant to Section 2.19 hereof;

               (vii) any agreement involving any officer, director or stockholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

               (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

               (ix) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

               (x) any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

          (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding, in full force and effect and enforceable by the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and rules of law governing injunctive relief and other equitable remedies; (ii) subject to the giving of notices and receipt of consents set forth in Section 2.4 of the Disclosure Schedule, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (unless the agreement would, by its express terms, expire prior to the Closing) and the consummation of the transactions contemplated hereby will not cause a default under or result in the acceleration of the obligations under the agreement; and (iii) the Company is not, nor, to the knowledge of the

Company, is any other party, in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract, subject to any conflicts, breaches, violations or defaults which, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

     2.15 POWERS OF ATTORNEY. Except as set forth in Section 2.15 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

     2.16 INSURANCE. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, directors' and officers', environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company has no liability for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

     2.17 LITIGATION. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration, mediation or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or, to the Company's knowledge, has been threatened against the Company which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     2.18 WARRANTIES. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.18 of the Disclosure Schedule and (ii) manufacturers' warranties for which the Company does not have any liability. Section 2.18 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under the guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

     2.19 EMPLOYEES.

          (a) Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the authority to work in the United States (whether by U.S. citizenship or otherwise) of each such person. The Company has previously provided to the Buyer the annual rate of compensation of each current employee of the Company, which information is true and complete as of the date hereof. The Company has not extended loans to any of its employees which remain, as of the date hereof, unpaid. Each employee of the Company has entered into a Nondisclosure and Noncompete Agreement with the Company on the Company's standard form, a copy of which standard form has previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

          (b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

     2.20 EMPLOYEE BENEFITS.

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

               (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

               (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

          (b) Section 2.20(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for each Employee Benefit Plan, if such reports and statements have been required, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

          (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

          (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

          (j) Each Employee Benefit Plan (other than the Company's 1999 Stock Incentive Plan) is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

          (k) Section 2.20(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l) Section 2.20(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time, compensatory time and earned time-off and the amount of such liabilities as of September 30, 2000.

     2.21 ENVIRONMENTAL MATTERS.

          (a) The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment by the Company or, to the knowledge of the Company, by any other party, at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern by the Company, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

          (c) Set forth in Section 2.21(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to as of the date hereof. A complete and accurate copy of each such document has been provided to the Buyer.

          (d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

     2.22 LEGAL COMPLIANCE. Except with respect to tax matters that are treated in Section 2.9, employee benefits matters that are treated in Section 2.20 and environmental matters that are treated in Section 2.21, the Company, and the conduct and operations of its business, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     2.23 CUSTOMERS AND SUPPLIERS. No customer accounted for any revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date. Section 2.23 of the Disclosure Schedule sets forth each supplier that is the sole supplier of any significant product to the Company. No such supplier has indicated within the past year that it will stop, or decrease the rate of, supplying products to the Company. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

     2.24 PERMITS. Section 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company as of the date hereof. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

     2.25 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section
2.25 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which have occurred or existed since the Company's inception, other than investments made with respect to the Company Shares.

     2.26 BROKERS' FEES. Other than fees payable to Robertson Stephens Inc. and W.R. Hambrecht & Co., the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.27 BOOKS AND RECORDS. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     2.28 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

     3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), operations or results of operations of the Buyer and its subsidiaries, taken as a whole.

     3.2 CAPITALIZATION. The authorized capital stock of the Buyer consists solely of 105,824,172 shares of Buyer Common Stock, of which 90,284,760 shares were issued and outstanding as of September 30, 2000; provided that the Board of Directors of the Buyer has approved an amendment to the Buyer's certificate of incorporation increasing the number of authorized shares of Buyer Common Stock to 295,000,000 and creating a class of 5,000,000 shares of authorized "blank check" preferred stock, which amendment the Buyer expects will be submitted for approval by its stockholders, approved and filed prior to completion of the IPO. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. As of September 30, 2000, the Buyer has reserved a total of 14,139,381 shares of Buyer Common Stock for issuance pursuant to the exercise of outstanding options, warrants or other securities convertible into or exchangeable for shares of Buyer Common Stock and an additional 1,400,031 shares of Buyer Common Stock are reserved for future grants of stock options or restricted stock awards. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer.

     3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the Hart-Scott-Rodino Act, if any, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its Registration Statement on Form S-1 (the "IPO Registration Statement"), as filed with the Securities and Exchange Commission (the "SEC"), and all written comments provided by the staff of the SEC to the Buyer with respect to the IPO Registration Statement and all responses to such comments filed by the Buyer with the SEC (other than responses that the Buyer determines should be kept confidential for bona fide business purposes, provided that the Buyer shall in any event provide all responses that relate to the Company or the transactions contemplated by this Agreement). The IPO Registration Statement complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder when filed and, upon effectiveness thereof in accordance with the Securities Act, the Buyer currently intends to offer shares of Buyer Common Stock to the public pursuant thereto. As of the date of this Agreement, Credit Suisse First Boston Corporation has advised the Buyer that it supports the Buyer's current intention to go forward with the IPO. As of the date of this Agreement, subject to the last three sentences of this Section 3.5, the IPO Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the IPO Registration Statement, subject to the last three sentences of this Section 3.5,
(i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer. The Company acknowledges that the IPO Registration Statement has not been declared effective and is the subject of ongoing review by the staff of the SEC, and that additional modifications to the IPO Registration Statement and the financial statements included therein may be necessary in response to comments issued by the SEC staff. Among other things, the SEC staff has issued comments regarding potential compensation expenses attributable to "cheap stock" issued by the Buyer, regarding the period over which certain intangible assets of the Buyer should be amortized and regarding potential variable accounting with respect to certain stock options issued by the Buyer. The Company agrees that any modification to the IPO Registration Statement made by the Buyer after the date of this Agreement in response to comments from the SEC staff, including any modifications to existing disclosure or financial data or any addition of new disclosure, shall not give rise to a breach of the representations and warranties made in this Section 3.5.

     3.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since June 30, 2000, there has occurred no event or development which has had, or would reasonably be expected to have in the future, a Buyer Material Adverse Effect.

     3.7 LITIGATION. Except as disclosed in the IPO Registration Statement, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     3.8 INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     3.9 BROKERS' FEES. Other than fees payable to Credit Suisse First Boston Corporation, neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.10 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     3.11 OTHER TRANSACTIONS. On the date hereof, the Buyer is not in active and substantive discussions with any third party involving (i) an Acquisition (as defined below) of the Buyer (ii) the Buyer's acquisition of any other business or entity, or (iii) issuances by the Buyer of any of its securities, other than
(x) the IPO, (y) in connection with the exercise or conversion of currently outstanding warrants, options and other convertible securities, and (z) the issuance of further employee stock options and the issuance of the Buyer's Common Stock pursuant thereto. An "Acquisition" is an acquisition, purchase, merger, other business combination or other single transaction or series of related transactions the result of which is a sale of all or substantially all of the assets of the Buyer or a merger or acquisition of the Buyer with, into or by any other corporation or corporations, in which the shareholders of the corporation immediately prior to such transaction do not own a majority of the outstanding shares of the surviving entity or entities.

                                   ARTICLE IV
                                    COVENANTS

     4.1 CLOSING EFFORTS. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2  GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS.

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section
2.4 of the Disclosure Schedule.

     4.3  SPECIAL MEETING, PROSPECTUS/PROXY STATEMENT AND REGISTRATION
STATEMENT.

          (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Buyer shall prepare, with the assistance and cooperation of the Company, a Registration Statement on Form S-4 (the "Registration Statement"). In connection with the preparation of the Registration Statement, the Company shall use its Reasonable Best Efforts to provide to the Buyer no later than November 10, 2000 (i) financial statements of the Company as of and for the nine months ended September 30, 2000, which financial statements shall be audited by Arthur Andersen LLP, auditors of the Company ("Arthur Andersen"), (ii) comparative unaudited income statements of the Company for the quarter-to-date periods ended September 30, 1999 and 2000 and an unaudited income statement and cash flow statement of the Company for the year-to-date period ended September 30, 1999, (iii) audited financial statements of the Company as of and for the year ended December 31, 1998 and 1999, (iv) a reviewed (SAS 71 level) income statement of the Company for the twelve months ended September 30, 2000, and (v) such other information as is required to be provided with respect to the Company in the Registration Statement (collectively, the information identified in clauses (i) through (v) being referred to as the "Required Information"). The Registration Statement shall include a prospectus/proxy statement to be used for the purpose of offering the Merger Shares to stockholders of the Company and soliciting proxies or written consents from stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy or written consent, shall be referred to herein as the "Prospectus/Proxy Statement"). The summary of the Merger in the Prospectus/Proxy Statement shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms. Each of the Buyer and the Company shall use Reasonable Best Efforts in order to prepare the Registration Statement and the Prospectus/Proxy Statement as expeditiously as possible after the date hereof, with a view towards having such documents prepared by the later of the tenth business day after the date that the Company provides the Required Information and the tenth business day after the date that the Buyer's IPO is consummated, provided that each of the Buyer and the Company acknowledge that the Registration Statement shall not be filed prior to the effectiveness of the IPO Registration Statement. The Buyer shall file the Registration Statement with the SEC and shall, with the assistance of the Company, promptly respond to any SEC comments on the Registration Statement and shall otherwise use its Reasonable Best Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable. Promptly following such time as the Registration Statement is declared effective, the Company shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, shall use its Reasonable Best Efforts to obtain the Requisite Stockholder Approval. If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Common Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

          (b) The Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

          (c) The Company shall ensure that the Prospectus/Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information relating to the Buyer or furnished by the Buyer in writing for inclusion in the Prospectus/Proxy Statement).

          (d) The Buyer shall ensure that the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or furnished by the Company in writing for inclusion in the Registration Statement).

          (e) Contemporaneously with the execution of this Agreement, the Company Stockholders listed on Section 4.3(e) of the Disclosure Schedule hereto shall each enter into a Stockholder Voting Agreement substantially in the form attached hereto as EXHIBIT B.

     4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

          (a) except for (i) the Options described on Section 4.4(a) of the Disclosure Schedule (which Options shall contain the Buyer's standard option terms and conditions and shall expressly provide that the Merger shall not accelerate the vesting schedule thereof), (ii) the Options that may be granted pursuant to offer letters which offers have not been accepted, declined or terminated as of the date hereof and which are set forth on Section 2.7 of the Disclosure Schedule and (iii) redemption of the Series A Preferred Shares as contemplated by Section 5.2(s) hereof, issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof and except for repurchases of Restricted Shares with an aggregate purchase price not exceeding $25,000 from employees of the Company upon termination of their employment), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants;

          (b) except for redemption of the Series A Preferred Shares as contemplated by Section 5.2(s) hereof, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, except
(i) as contemplated by this Agreement, (ii) for advances to the Company's employees for the purposes of business travel of up to $5,000 in each instance and $25,000 in the aggregate, and (iii) for incurrences of indebtedness after January 31, 2001 under the Company's loan arrangement with Comdisco, Inc.;

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.20(k) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for (i) existing payment obligations as provided to Buyer pursuant to Section 2.19, (ii) amendments to the Company's 1999 Stock Incentive Plan or the adoption of a new stock option plan solely to permit the Option grants contemplated by Section 4.4(a), (iii) compensation increases for employees of the Company (other than any person identified in the fifth paragraph of the preamble to the Disclosure

Schedule) on his or her anniversary date, not to exceed 7% of such employee's base salary, and (iv) an amendment required pursuant to Section 4.13(a) of this Agreement;

          (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any real property, shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business or a Permitted Contract (as defined below);

          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

          (h) amend the Company's Restated Certificate of Incorporation (the "Company Charter"), by-laws or other organizational documents (except for amendments to the Company Charter solely to permit the grants of Options contemplated by Section 4.4(a) hereof and redemption of the Series A Preferred Shares as contemplated by Section 5.2(s) hereof);

          (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

          (j) amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement that is listed on Schedule 2.13 or Schedule 2.14 hereto or enter into any contract or agreement, other than a Permitted Contract, that would be required to be listed on either such schedule if it existed on the date of this Agreement;

          (k) make or commit to make any capital expenditure in excess of the amounts set forth in the Company's budget for the fiscal year 2000, which has been provided to Buyer, or in excess of the amounts set forth in the budget for fiscal year 2001, approved by the Company's Board of Directors and the Buyer after the date hereof; provided, however, that if the Company and the Buyer are unable to agree upon a capital budget for 2001, then the capital budget for the first quarter of 2001 shall be deemed for this purpose to equal the amount of capital expenditures made by the Company in the last quarter of 2000 increased by 15%, with the budget being increased by 15% each quarter thereafter;

          (l)  institute or settle any Legal Proceeding;

          (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the conditions to the Merger set forth in Article V not being satisfied; or

          (n) agree in writing or otherwise to take any of the foregoing actions.

A "Permitted Contract" shall mean (i) outbound software licenses, substantially in accordance with the Company's standard form (which form shall be finalized and approved by Buyer following the date hereof, such approval not to be unreasonably withheld), which licenses shall not provide any exclusive license rights and which shall have reasonable, arms-length pricing with discounts not in excess of those that are customary in the industry, (ii) inbound licenses of technology rights from third parties which, in the aggregate (but excluding any license fees payable under commercially available, off the shelf software under "shrink wrap" licenses), would not bind the Company to pay license fees in excess of $100,000, (iii) non-disclosure agreements with third parties, which contain restrictions on disclosure by the third party that are substantially similar to those contained in the Company's standard form as in effect on the date of this Agreement, (iv) evaluation agreements on the Company's standard form as in effect on the date of this Agreement and (v) contracts with parties listed in, and regarding the subject matter specified in, Section 4.4(e) of the Disclosure Schedule. In connection with the form of outbound software license contemplated by (i) above, the Buyer and the Company agree that they will use their Reasonable Best Efforts in order to review and agree promptly after the date of this Agreement on a mutually agreeable form of license agreement for use by the Company.

     4.5  ACCESS TO INFORMATION.

          (a) The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

          (b) Within 15 days after the end of each month ending prior to the Closing, beginning with October 2000, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company.

          (c) Buyer agrees to keep the Company advised of all material developments regarding the IPO Registration Statement and the IPO. Buyer shall promptly provide to the Company further amendments of the IPO Registration Statement as they are filed, as well as any comments received by the Company from the SEC staff regarding the IPO Registration Statement and any responses filed by the Company with the SEC with respect to such comments (other than responses that the Buyer determines should be kept confidential for bona fide business purposes, provided that the Buyer shall in any event provide all responses that relate to the Company or the transactions contemplated by this Agreement). Buyer will use Reasonable Best Efforts to provide the Company with reasonable access from time to time to the Buyer's lead underwriter involved in the IPO.

          (d)  In addition to the information provided by the Company under
Section 4.5(c) above, in the event that the IPO is not consummated by December 31, 2000, the Buyer shall permit representatives of the Company to have access to Buyer's internal revenue forecasts and financial projections and information regarding Buyer's backlog and supply chain.

     4.6  NOTICE OF BREACHES.

          (a) From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

          (b) From the date of this Agreement until the Effective Time, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement

     4.7 EXCLUSIVITY. The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, except as otherwise expressly contemplated in Section 4.4(a) of this Agreement, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer) or
(iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. The Company shall immediately notify any party with which discussions or negotiations of the nature described above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     4.8 EXPENSES. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company shall not incur more than an aggregate of $3.0 million in investment banking, broker's, finder's, legal and accounting fees and expenses in connection with the Merger, and all other fees and expenses of the Company in connection with the transactions contemplated hereby shall be borne by the Company Stockholders.

     4.9 AGREEMENTS FROM CERTAIN AFFILIATES OF THE COMPANY. Upon the execution of this Agreement, the Company shall provide to the Buyer a list of those persons who are, in the Company's reasonable judgment, Affiliates of the Company. The Company shall provide to the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. In order to help ensure that the issuance of and any resale of the Merger Shares will comply with the Securities Act, the Company shall use its Reasonable Best Efforts to deliver or cause to be delivered to the Buyer, as soon as practicable and in any case prior to the mailing of the Prospectus/Proxy Statement (or, in the case of any person who becomes an Affiliate after such date, as soon as practicable after such person becomes an Affiliate), an Affiliate Agreement, in the form attached hereto as EXHIBIT C (an "Affiliate Agreement"), executed by each of its Affiliates. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any Merger Shares to be issued to Affiliates of the Company, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, setting forth restrictions on transfer consistent with the terms of the Affiliate Agreement.

     4.10 LISTING OF MERGER SHARES. On or prior to the date that the Registration Statement is declared effective by the SEC, Buyer shall submit a properly completed application for listing of the Merger Shares on the Nasdaq National Market ("Nasdaq"), and shall pay any fee required in connection therewith. Thereafter, Buyer shall use its Reasonable Best Efforts to cause the listing of the Merger Shares on Nasdaq, including responding promptly to any reasonable requests or inquiries from Nasdaq with respect to such application.

     4.11 LOAN. The Company and the Buyer shall enter into a Loan and Security Agreement in the form attached hereto as EXHIBIT D. Promptly after the date hereof, the parties shall provide such agreement and any related agreements to Comdisco, Inc. and Silicon Valley Bank for their review and approval, and the parties shall execute such agreement and any related agreements promptly following such approval. The Buyer acknowledges that such lenders will require subordination of such loan to the Company's presently outstanding loans and agrees to execute subordination agreements with those lenders that include subordination provisions substantially similar to those contained in the Subordination Agreement between Comdisco, Inc. and Silicon Valley Bank dated as of June 5, 2000.

     4.12 DIRECTORS AND OFFICERS INSURANCE.

          (a) Provided that the Company obtains a directors' and officers' runoff liability insurance polic(ies) with insurance carrier(s) reasonably acceptable to Buyer and with a premium(s) not in excess of $75,000, with aggregate coverage limits of at least $25 million and which provide coverage for claims for a period of six years from and after the Effective Time (collectively, the "Runoff Policy"), then for a period of six years from and after the Effective Time, Buyer will fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision under the Company Charter or the Company's bylaws as each is in effect on the date hereof (the persons to be indemnified pursuant to the provisions referred to in this Section 4.12(a) shall be referred to as, collectively, the "Company Indemnified Parties").

The provisions with respect to indemnification and exculpation from liability set forth in the Company Charter and the Company's bylaws on the date of this Agreement shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Company Indemnified Party, except as may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time, and except to the extent the Buyer expressly assumes the provisions relating to indemnification.

          (b) For six years after the Effective Time, Buyer shall use its Reasonable Best Efforts to take any such actions, other than the payment of additional premiums, as may be necessary in order to maintain in full force and effect the Runoff Policy.

          (c) This Section 4.12 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Buyer, the Surviving Corporation and the Company Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

     4.13 EMPLOYEE BENEFIT AND RELATED MATTERS.

          (a) Any Company-sponsored Employee Benefit Plans in effect at the Effective Time will continue to be sponsored and maintained without material change (except as required by law) by the Buyer and the Surviving Corporation until such time as those Company plans are merged into Parent's benefit plans or the participants in the Company Employee Benefit Plans who are employees or immediate family members of employees immediately prior to the Effective Time ("Covered Employees") otherwise become covered under the Parent's benefit plans or other benefit plans; provided, however, that, prior to the Effective Time, the Company shall amend its Trust Star 401(k) plan to provide that such plan does not cover employees of affiliated companies.

          (b) If Covered Employees are included in any Employee Benefit Plan of Buyer or its Subsidiaries, Buyer agrees that the Covered Employees shall receive credit under such plan (other than any such plan providing for sabbaticals) for service prior to the Effective Time with the Company to the same extent such serve was counted under similar Company Employee Benefit Plans for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, the determination of benefit levels. If Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in immediately prior to the Effective Time, Buyer agrees that any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Employee Benefit Plan immediately prior to the Effective Time.

     4.14 CERTAIN TAX MATTERS.

          (a) Each of Buyer and the Company will use its Reasonable Best Efforts to cause the Merger to constitute a reorganization within the meaning of
Section 368(a) of the Code, and to timely satisfy, or cause to be timely satisfied, all applicable tax reporting and filing requirements contained in the Code and the Treasury Regulations with respect to the Merger, including the reporting requirements contained in Treasury Regulation 1.367(a)-3(c)(6).

          (b) In connection with the filing of the Registration Statement, the Company and Buyer shall execute and deliver to Hale and Dorr LLP and to Cooley Godward LLP, tax representation letters in customary form, dated as of the date of such filing. Following delivery of such tax representation letters, each of Buyer and the Company will use Reasonable Best Efforts to cause Hale and Dorr LLP and Cooley Godward LLP, respectively, to deliver a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and to obtain the consent of Hale and Dorr LLP and Cooley Godward LLP to the filing of such tax opinions as exhibits to the Registration Statement. In rendering such opinions, and in rendering the opinions referenced in Sections 5.2(l) and 5.3(g) hereof, each of such counsel shall be entitled to rely on the tax representation letters described in this Section 4.14.

          (c) Prior to the Effective Time, the Company shall submit to a stockholder vote the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed "parachute payments" under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Code Section 280G(b)(5). In addition, prior to the Effective Time, the Company shall provide adequate disclosure to the stockholders of the Company of all material facts concerning each such payment that, but for such vote, could be deemed a "parachute payment" to a "disqualified individual" under Code
Section 280G, in a manner that satisfied Code Section 280G(b)(5)(B).

                                   ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

          (b) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, if applicable, shall have expired or otherwise been terminated;

          (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and there shall not be in effect any stop order suspending the effectiveness of the Registration Statement or any proceedings seeking such a stop order;

          (d)  the IPO shall have closed; and

          (e) the Merger Shares shall have been approved for listing on the Nasdaq National Market, subject to notice of issuance.

     5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) the number of Dissenting Shares shall not exceed 2.5% of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding and Series B Preferred Shares);

          (b) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the consents identified on Schedule 5.2(b) (collectively, the "Required Closing Consents"); provided, that to the extent that the Buyer waives the receipt of any Required Closing Consent and proceeds to consummate the Merger, Buyer and any other Indemnified Party (as defined in Article VI) shall not be permitted to make any claim for indemnification under
Article VI hereof with respect to the failure to receive such Required Closing Consent or any Damages arising therefrom;

          (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date) and except for any failure to be true and correct which has not resulted in, and would not be reasonably likely to result in, a Company Material Adverse Change (as defined below);

          (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (e) no Legal Proceeding shall be pending or threatened in writing (other than those specifically identified in Section 2.17 of the Disclosure Schedule) wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through
(e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of this Section 5.2 is satisfied in all respects;

          (g) the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in EXHIBIT E attached hereto, addressed to the Buyer and dated as of the Closing Date;

          (h) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

          (i) Michael Tessler and Scott Hoffpauir and at least six other of the employees of the Company identified in Section 5.2(i) of the Disclosure Schedule (the "Key Employees") shall have (i) accepted an offer of employment from Buyer (which offer may be contingent upon the Closing), (ii) executed an offer letter in a form reasonably satisfactory to Buyer and consistent with Buyer's past practice, (iii) taken no action to rescind acceptance of such offer of employment, (iv) agreed that the occurrence of the Merger, in and of itself, shall not constitute "Good Reason" with respect to acceleration of such employee's Options upon termination of employment; and (v) executed a Noncompetition and Nonsolicitation Agreement in the form attached hereto as EXHIBIT F;

          (j) the parties identified in Section 5.2(j) of the Disclosure Schedule shall have executed lock-up agreements prior to the effectiveness of the IPO Registration Statement, substantially in the forms attached hereto as EXHIBIT G-1 or G-2 (with the form on Exhibit G-1 being executed by employees and the form on Exhibit G-2 being executed by non-employees);

          (k) no circumstance with respect to, change in or effect on the Company (a "Company Material Adverse Change") shall have occurred since the date hereof that is reasonably likely to be or have a Company Material Adverse Effect, other than a circumstance, change or effect resulting, alone or in combination, from (a) failure of the Company to meet any revenue or earnings projections, (b) the delay or cancellation of orders by the Company's customers or the disruption or loss of any relationship set forth in Section 5.2(k) of the Disclosure Schedule, (c) conditions generally effecting the United States economy or the software industry, (d) actions required to be taken or prohibited from being taken by this Agreement, (e) change in accounting principles or requirements or applicable laws or regulations, or (f) failure by Buyer to take action required by this Agreement;

          (l) the Buyer shall have received an opinion from Hale and Dorr LLP, in a form reasonably satisfactory to the Buyer, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward LLP renders such opinion to the Buyer; provided, further, that this condition shall be deemed satisfied, at the

Company's election, if the Company is not responsible for failure of the Merger to constitute such a reorganization;

          (m) all outstanding Series B Preferred Shares shall have been converted into Common Shares;

          (n)  all Warrants shall have been exercised or terminated;

          (o) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

          (p) any "parachute payments" will have been approved by the percentage of holders of the outstanding Company Shares as required by law as described in Section 4.14(c);

          (q) the Company shall have delivered to the Buyer a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to the Buyer; and

          (r) the Company shall have delivered to the Buyer all Tax good standing and other clearance certificates or similar documents which are required by any Tax authority in any jurisdiction in which the Company is required to file Tax Returns to relieve the Buyer from any obligations to withhold any portion of any consideration payable by reason of this Agreement or the transactions contemplated hereby or thereby;

          (s) the Company shall have caused to be redeemed, for the consideration specified in the Company Charter, all outstanding Series A Preferred Shares not later than the last day of the calendar month preceding the month in which the Merger is consummated; and

          (t) the Company shall have provided to the Buyer a balance sheet as of the end of the calendar month preceding the month in which the Merger is consummated, prepared in accordance with GAAP, and showing total assets of less than $10.0 million.

     5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and Section
3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are not so qualified (other than those set forth in Section 3.1 and Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

          (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (e) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clause (c) of Section 5.1 and in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied in all respects;

          (f) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in EXHIBIT H attached hereto, addressed to the Company and dated as of the Closing Date;

          (g) the Company shall have received an opinion from Cooley Godward LLP, in a form reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; provided that if Cooley Godward LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company; and

          (h) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 INDEMNIFICATION BY THE COMPANY STOCKHOLDERS. The Company Stockholders receiving the Merger Shares pursuant to Section 1.5 (the "Indemnifying Stockholders"), severally but not jointly, shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

          (a) any inaccuracy in or breach of any representation or warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate; or

          (b) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

     6.2 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any inaccuracy in or breach of any representation or warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

     6.3  INDEMNIFICATION CLAIMS.

          (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the

Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten consecutive trading days ending on the third day immediately preceding the date of distribution of such Escrow Shares (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such ten-day period), multiplied by the number of such Escrow Shares.

          (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use reasonable efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute (other than injunctive relief reasonably necessary to protect such party's interest in the Dispute) prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the

Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

          (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

          (f)  For purposes of this Section 6.3 and the last two sentences of
Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section
6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this
Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

     6.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, the Company Certificate and the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one year following the Closing Date, except that the representations and warranties set forth in
Section 2.2 (and any portion of the Company Certificate relating thereto) shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

     6.5  LIMITATIONS.

          (a) Notwithstanding anything to the contrary herein, except with respect to Damages relating to willful misrepresentation, fraud or breach of the representation and warranties in Section 2.2 (or the portion of the Company Certificate relating thereto), (i) the aggregate liability of the Indemnifying Stockholders, on the one hand, and the Buyer, on the other hand, for Damages under this Article VI shall not exceed 10% of the Total Merger Consideration,
(ii) the Indemnifying Stockholders and the Buyer shall be liable under this
Article VI only if the aggregate Damages for which they or it would otherwise be liable exceeds $1,000,000, but if the Damages do exceed that amount, then the Indemnifying Stockholders or the Buyer, as the case may be, shall be liable for all Damages, and (iii) each Indemnifying Stockholder shall only be liable for his, her or its pro rata share (based on the number of Merger Shares received by such Indemnifying Stockholder as a percentage of the total number of Merger Shares issued); provided that the limitation set forth in clauses (i) and (ii) above shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the covenants set forth in Section 4.8. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Section 2.28) and all representations and warranties of the Buyer and the Transitory Subsidiary in Article III (other than Section 3.10) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" and "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

          (b) Except for Damages relating to willful misrepresentation, fraud and breach of the representation and warranties set forth in Section 2.2 or the covenants set forth in Section 4.8, the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI.

          (c) Except with respect to claims based on willful misrepresentation and fraud, after the Closing, the rights of the Indemnified Parties under this
Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

          (d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                  ARTICLE VII
                                  TERMINATION

     7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

          (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before February 28, 2001 (the "Termination Date") by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); provided that such date shall be extended until April 29, 2001 in the event that the Registration Statement has been filed but has not been declared effective by the Termination Date;

          (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before Termination Date by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); provided that such date shall be extended until April 29, 2001 in the event that the Registration Statement has been filed but has not been declared effective by the Termination Date; or

          (g) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the IPO Registration Statement has not been declared effective by January 31, 2001.

     7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement), provided that the terms of the Mutual Non-Disclosure Agreement dated September 20, 2000 between the Buyer and the Company (the "NDA"), the letter agreement with respect to nonsolicitation of employees dated October 3, 2000 between the Buyer and the Company (the "Letter Agreement"), and the provisions of Article 9 hereof shall survive any such termination without limitation.

                                  ARTICLE VIII
                                   DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

DEFINED TERM                                                  SECTION
------------                                                  -------
Acquisition                                                   3.11
Actual Closing Shares                                         1.5(b)
Additional Shares                                             1.5(d)
ADR Procedure                                                 6.3(d)
ADR Service                                                   6.3(d)
Affiliate                                                     2.14(a)(vii)
Affiliate Agreement                                           4.9
Agreed Amount                                                 6.3(c)
Arthur Andersen                                               4.3(a)
Buyer                                                         Introduction
Buyer Average Stock Price                                     1.5(e)(vi)
Buyer Certificate                                             5.3(e)
Buyer Common Stock                                            1.5(a)
Buyer Material Adverse Effect                                 3.1
CERCLA                                                        2.21(a)
Certificates                                                  1.7(a)

Certificate of Merger                                         1.1
Claim Notice                                                  6.3(b)
Claimed Amount                                                6.3(b)
Closing                                                       1.2
Closing Date                                                  1.2
Code                                                          1.9(a)
Common Conversion Ratio                                       1.5(b)
Common Shares                                                 1.5(a)
Company                                                       Introduction
Company Certificate                                           5.2(f)
Company Charter                                               4.4(h)
Company Indemnified Parties                                   4.12(a)
Company Intellectual Property                                 2.13(a)
Company Material Adverse Change                               5.2(k)
Company Material Adverse Effect                               2.1
Company Shares                                                1.9(f)
Company Stockholders                                          1.5(c)
Controlling Party                                             6.3(a)
Covered Employee                                              4.13(a)
Customer Deliverables                                         2.13(a)
Damages                                                       6.1
Disclosure Schedule                                           Article II
Dispute                                                       6.3(c)
Dissenting Shares                                             1.6(a)
Effective Time                                                1.1
Employee Benefit Plan                                         2.20(a)(i)
Environmental Law                                             2.21(a)
ERISA                                                         2.20(a)(ii)
ERISA Affiliate                                               2.20(a)(iii)
Escrow Agreement                                              1.3(e)
Escrow Agent                                                  1.3(e)
Escrow Shares                                                 1.5(c)
Expected Claim Notice                                         6.4
Exchange Act                                                  2.14(a)(vii)
Exchange Agent                                                1.3(d)
Financial Statements                                          2.6
Fully-Diluted Closing Shares                                  1.5(b)
GAAP                                                          2.6
Governmental Entity                                           2.4
Gross IPO Proceeds                                            1.5(e)(vi)
Hart-Scott-Rodino Act                                         2.4
Indemnification Representatives                               1.3(e)
Indemnified Party                                             6.3(a)
Indemnifying Party                                            6.3(a)
Indemnifying Stockholders                                     6.1

Initial Shares                                                1.5(c)
Intellectual Property                                         2.13(a)
Internal Systems                                              2.13(a)
IPO                                                           1.5(e)(vi)
IPO Registration Statement                                    3.5
Key Employees                                                 5.2(i)
Legal Proceeding                                              2.17
Letter Agreement                                              7.2
Materials of Environmental Concern                            2.21(b)
Measurement Period                                            1.5(e)(vi)
Merger                                                        1.1
Merger Shares                                                 1.5(d)
Most Recent Balance Sheet                                     2.8
Most Recent Balance Sheet Date                                2.6
Nasdaq                                                        4.10
NDA                                                           7.2
Non-controlling Party                                         6.3(a)
Options                                                       1.9(a)
Ordinary Course of Business                                   2.4
Parties                                                       Introduction
Permits                                                       2.24
Permitted Contract                                            4.4
Permitted Options                                             1.9(a)
Post-IPO Shares                                               1.5(e)(vi)
Prospectus/Proxy Statement                                    4.3(a)
Reasonable Best Efforts                                       4.1
Registration Rights Agreement                                 2.2
Registration Statement                                        4.3(a)
Response                                                      6.3(c)
Required Closing Consents                                     5.2(b)
Required Information                                          4.3(a)
Requisite Stockholder Approval                                2.3
Restricted Shares                                             1.9(f)
Runoff Policy                                                 4.12(a)
SEC                                                           3.5
Securities Act                                                1.9(c)
Security Interest                                             2.4
Series A Preferred Shares                                     2.2
Series B Preferred Shares                                     1.5(b)
Software                                                      2.13(e)
Stockholders Agreement                                        2.2
Surviving Corporation                                         1.1
Taxes                                                         2.9(a)(i)
Tax Returns                                                   2.9(a)(ii)

Termination Date                                              7.1(e)
Threshold A                                                   1.5(e)(vi)
Threshold B                                                   1.5(e)(vi)
Threshold C                                                   1.5(e)(vi)
Threshold D                                                   1.5(e)(vi)
Total Closing Shares                                          1.5(c)
Total Merger Consideration                                    1.5(e)
Total Merger Shares                                           1.5(f)
Transitory Subsidiary                                         Introduction
Value                                                         6.3(c)
Warrants                                                      1.9(d)
Year 2000 Compliant                                           2.13(i)

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     9.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.12 are intended for the benefit of the Company Indemnified Parties.

     9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the NDA and the Letter Agreement shall remain in effect in accordance with their terms.

     9.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. In the event of an Acquisition of Buyer, the following additional provisions shall apply:

          (a) In the event of an Acquisition prior to the Closing of the Merger, this Agreement, unless previously terminated, shall continue to be binding upon the Parties, except that (i) the conditions set forth in Sections 5.1(c), 5.1(d), 5.1(e), 5.2(j) and 5.2(n) shall be deemed to have been satisfied and (ii) appropriate provision shall be made so that each Company Stockholder and each holder of Options shall thereafter become entitled in the Merger to the same consideration it would have received had the Merger closed immediately prior to the Acquisition. For purposes of determining the number of shares of Buyer Common Stock each Company Stockholder and each holder of Options would have been entitled to in this event, (A) the Measurement Period shall be deemed to have elapsed immediately upon the Acquisition, (B) the Buyer Average Stock Price shall thereafter mean the value of the consideration received or to be received in the Acquisition by the holders of Buyer Common Stock with respect to each share of Buyer Common Stock outstanding immediately prior to the closing of the Acquisition, determined in accordance with paragraph (d) below, (C) Threshold B shall thereafter mean a fraction, the numerator of which is $10 billion and the denominator of which is the sum of the number of shares of Buyer Common Stock outstanding immediately prior to the closing of the Acquisition plus the number of shares of Buyer Common Stock issuable upon the exercise of options and warrants to purchase Buyer Common Stock then outstanding, and (D) Threshold C shall thereafter mean a fraction the numerator of which is $14 billion and the denominator of which is the same as that described in clause (C) above.

          (b) In the event of an Acquisition after the Closing of the Merger but prior to the end of the Measurement Period, (i) the Measurement Period shall be deemed to have elapsed immediately upon the Acquisition, (ii) the Buyer Average Stock Price shall thereafter mean the value of the consideration received or to be received in the Acquisition by the holders of Buyer Common Stock with respect to each share of Buyer Common Stock outstanding immediately prior to closing of the Acquisition, (iii) Threshold B shall thereafter mean a fraction, the numerator of which is $10 billion and the denominator of which is the sum of the number of shares of Buyer Common Stock outstanding immediately prior to the closing of the Acquisition plus the number of shares of Buyer Common Stock issuable upon the exercise of options and warrants to purchase Buyer Common Stock then outstanding, (excluding any Initial Shares issued to Company Stockholders, any shares underlying Options and warrants of the Company that were assumed in connection with the Merger and any shares underlying Options issued pursuant to Section 4.4(a)), and (iv) Threshold C shall thereafter mean a fraction the numerator of which is $14 billion and the denominator of which is the same as that described in clause (iii) above.

          (c) If any portion of the consideration received or to be received by the Holders of Buyer Common Stock in the Acquisition takes a form other than cash or other consideration with a readily determinable value, the value of such consideration shall be determined in good faith by the board of directors of the Buyer, provided that if any portion of such consideration consists of equity securities of a class that is traded on a national securities exchange or quoted on the Nasdaq Stock Market, then the value of each share of such security shall be the average of the last reported sale price per share for the 20 consecutive trading days immediately prior to the announcement of the Acquisition, unless the method for valuing such consideration is specified in the definitive agreement regarding the Acquisition, in which event such methodology shall be used. The Indemnification Representatives shall have the authority, on behalf of the Company Stockholders and the holders of Options, to approve any interpretation, modification or waiver of this Section 9.4 and, if requested by the acquiror in the Acquisition, to confirm that the terms of this Section 9.4 have been complied with or waived. Any determination by the Indemnification Representatives shall be final and binding on each Company Stockholder and holder of Options.

     9.5 COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     9.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

IF TO THE COMPANY:                             COPY TO:

BroadSoft, Inc.                                Cooley Godward LLP
200 Perry Parkway, Suite 1                     One Freedom Square
Gaithersburg, MD 20877                         11951 Freedom Drive
Tel:  (301) 977-9440                           Reston, VA 20190
Fax:  (301) 977-8846                           Tel.:  (703) 456-8000
Attn:  Mr. Michael Tessler                     Fax:  (703) 456-8100
          Chief Executive Officer              Attn:  Adam Salassi , Esq.

IF TO THE BUYER OR                             COPIES TO:
THE TRANSITORY SUBSIDIARY:
                                               Unisphere Networks, Inc.
Unisphere Networks, Inc.                       1 Executive Drive
1 Executive Drive                              Chelmsford, MA 01824
Chelmsford, MA 01824                           Tel.:  (978) 848-0300
Tel.:  (978) 848-0300                          Fax:  (978) 441-0678
Fax:  (978) 848-0599                           Attn:  Suzanne Zabitchuck, Esq.
Attn:  Mr. James Dolce
          Chief Executive Officer              Hale and Dorr LLP
                                               60 State Street
                                               Boston, MA 02109

                                               Tel.:  (617) 526-6000
                                               Fax:  (617) 526-5000
                                               Attn:  Mark Borden, Esq.

     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     9.11 SUBMISSION TO JURISDICTION. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

     9.12 CONSTRUCTION.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        UNISPHERE NETWORKS, INC.

                                        By:  /s/ James A. Dolce, Jr.
                                             -----------------------------------
                                        Title: President and Chief Executive
                                               Officer
                                             -----------------------------------

                                        PITCHER ACQUISITION CORP.

                                        By:  /s/ James A. Dolce, Jr.
                                             -----------------------------------
                                        Title: President
                                             -----------------------------------

                                        BROADSOFT, INC.

                                        By:  /s/ Michael Tessler
                                             -----------------------------------
                                        Title: President and CEO
                                             -----------------------------------

     The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

                                        /s/ Suzanne M. Zabitchuck
                                        ----------------------------------------
                                        Secretary

     The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by the requisite number of votes of the Company's capital stock required to adopt this Agreement.


                                        ----------------------------------------
                                        Secretary